EXHIBIT 11.1
Statement RE Computation of Per Share Earnings
(dollars in thousands, except for per share data)

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

                                            Three Months Ended        Six Months Ended
                                           June 30      June 30      June 30      June 30
                                             1995         1994         1995         1994
Earnings per share:

   Weighted average shares outstanding   16,571,450   16,416,367   16,563,676   16,304,023

   Net income per share                       $0.41        $0.44        $0.78        $0.84

Primary earnings per share:

   Weighted average shares outstanding   16,571,450   16,416,367    16,563,676   16,304,023
   Dilutive stock options                   137,534      139,343       133,014      131,311
                                         16,708,984   16,555,710    16,696,690   16,435,334

   Net income per share                       $0.41        $0.44         $0.77        $0.84

Fully diluted earnings per share:

   Weighted average shares outstanding   16,571,450   16,416,367    16,563,676   16,304,023
   Dilutive stock options                   142,797      131,311       151,952      131,311
                                         16,714,247   16,547,678    16,715,628   16,435,334

   Net income per share                       $0.41        $0.44         $0.77        $0.84

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